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                                                                    Exhibit 23.1

                          Independent Auditor's Consent

To the Stockholders and Board of Directors of Lennox International Inc.:


We consent to the incorporation by reference in Registration Statement Nos. 333-83961, 333-83959, 333-86989, 333-92389, 333-52046, 333-60122, 333-71416,
333-91128 and 333-91130 on Form S-8, Registration Statement No. 333-91136 on Form S-3 and File No. 333-81555 on Form S-4 of Lennox International Inc. of our report dated October 5, 2004, relating to the consolidated balance sheets of Lennox International Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2003 and 2002, and the related financial statement schedule for the years ended December 31, 2003 and 2002, which report is incorporated by reference in the December 31, 2003 annual report on Form 10-K of Lennox International Inc. Our report refers to the restatement of the December 31, 2002 balance sheet and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended as discussed in Note 3. Our report refers to the adoption of Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets". Our report also refers to the transitional disclosures for 2001 required by SFAS No. 142 and included in Note 2 under the heading "Goodwill and Other Intangible Assets".

                                    KPMG LLP
Dallas, Texas
October 5, 2004